Exhibit 99.1
FOR IMMEDIATE RELEASE:
Reis, Inc. Announces New Stock Repurchase Program
NEW YORK, June 29, 2010: Reis, Inc. (NASDAQ: REIS) (“Reis” or the “Company”), a leading provider of commercial real estate market information and analytical tools, announced today that its Board of Directors has authorized the Company to repurchase up to an aggregate of $1,000,000 of the Company’s shares of common stock. Previously, the Board had authorized the repurchase of an aggregate of $3,000,000 of the Company’s shares, which repurchase was completed in April 2010.
Purchases under the program may be made from time-to-time in the open market or through privately negotiated transactions. Depending on market conditions, financial developments and other factors, these purchases may be commenced or suspended at any time, or from time-to-time, without prior notice and may be expanded with prior notice.
Lloyd Lynford, President and CEO, stated, “Our Board’s decision to provide additional authorization to repurchase shares reflects both our confidence in Reis’s prospects and our commitment to building value for our stockholders. We believe that repurchases of Reis common stock, within the price range that we have been trading over the last several weeks, still represents a significant discount to intrinsic value. As a result of our continuing cash generation, we are in a position to enter into a new share repurchase program at this time. Since the authorization of our initial share repurchase plan in December 2008, we have repurchased approximately 6.3% of the outstanding stock of the Company.”
About Reis
Reis, through its flagship product, Reis SE, provides online access to a proprietary database of commercial real estate information and analytical tools. In addition to trend and forecast analysis at metropolitan and neighborhood levels throughout the U.S., Reis offers detailed building-specific information such as rents, vacancy rates, lease terms, property sales, new construction listings and property valuation estimates. Reis SE is designed to support the decision-making of property owners, developers, builders, lenders and investors, all of whom require access to timely information on both the performance and pricing of assets, for acquisition, development and construction purposes, as well as valuation.
For more information regarding Reis’s products and services, visit www.reis.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release, together with other statements and information publicly disseminated by Reis, Inc., may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Reis, Inc. or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include, but are not limited to, uncertainties with respect to pricing and amount, if any, of repurchases of the Company’s common stock. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of various risks that could cause results to differ materially.

Press Contact:	Mark P. Cantaluppi
Vice President, Chief Financial Officer
Reis, Inc.
(212) 921-1122